Exhibit (a)(5)(D)

Dear scPharmaceuticals Team,

As we announce our intent to join forces, I want to take a moment to acknowledge the significance of this moment and share a few thoughts directly with you.

At MannKind, we are driven by a shared aspiration to improve the lives of people with serious unmet medical needs. As we look ahead, we see tremendous opportunity in bringing our teams together. With your cardiovascular expertise and our foundation in endocrinology and orphan lung diseases, we envision forming a synergistic team that is uniquely positioned to broaden meaningful impact in cardiometabolic health. Our collective experience in creating drug device combos is a differentiating and important part of our DNA.

This deal is a strong strategic fit for MannKind and scPharmaceuticals. This acquisition brings together two companies with complementary business models and cultures, united by a shared commitment to delivering convenient, patient-centric therapies.

scPharmaceuticals’ focus on cardiorenal conditions, particularly chronic heart failure (CHF) and chronic kidney disease (CKD) with fluid overload, aligns closely with MannKind’s expertise in diabetes and other chronic conditions. A large percentage of patients with CHF and CKD are also living with diabetes, creating a unique opportunity to unlock additional growth for FUROSCIX® while enhancing the reach and impact of MannKind’s existing commercial portfolio.

We expect the transaction to close in the fourth quarter of 2025, pending satisfaction of customary closing conditions and the receipt of transaction-related regulatory approvals. Until then, MannKind and scPharmaceuticals will continue to operate independently, while integration plans are being developed. We are excited about the future and committed to a thoughtful, collaborative integration process, and will keep you informed.

We recognize that transitions like these can bring questions and uncertainty. Please know that we approach this with deep respect for the company you’ve built, the patients you serve, and the passion that drives your work. Your achievements — especially the innovation behind FUROSCIX® and your commitment to advancing cardiorenal care — are truly impressive.

Thank you for the work you do and the difference you make. We look forward to learning from you, working with you, and building something remarkable.

Together, we are poised to accelerate our shared vision of improving outcomes in cardiometabolic health through innovative, patient-centric therapies.

I look forward to meeting you all in a Town Hall later today.

Warm regards,

Michael Castagna, PharmD

Chief Executive Officer

MannKind Corporation

Additional Information about the Transaction and Where to Find It

The tender offer described in this communication (the Offer) has not yet commenced, and this communication is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of scPharmaceuticals or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the U.S. Securities and Exchange Commission (SEC) by MannKind and Seacoast Merger Sub, Inc. (Purchaser), and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by scPharmaceuticals. The offer to purchase shares of scPharmaceuticals common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR COMMON STOCK, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement. Investors may also obtain, at no charge, the documents filed or furnished to the SEC by scPharmaceuticals under the “Investor Relations” section of scPharmaceuticals’ website at www.scPharmaceuticals.com.

Forward-Looking Statements

This communication contains forward-looking statements. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will”, “goal” and similar expressions. These forward-looking statements include, without limitation, statements related to the anticipated consummation of the acquisition of scPharmaceuticals, the expected timing thereof and the expected benefits therefrom; the percentage of patients with CHF and CKD also living with diabetes creating a unique opportunity to unlock additional growth for FUROSCIX® while enhancing the reach and impact of MannKind’s existing commercial portfolio; plans to form a synergistic team that is uniquely positioned to broaden meaningful impact in cardiometabolic health; tremendous opportunity in bringing MannKind’s and scPharmaceuticals’ teams together; the deal being a strong strategic fit for MannKind and scPharmaceuticals; integration plans; MannKind and scPharmaceuticals being poised to accelerate our shared vision of improving outcomes in cardiometabolic health in through innovative, patient-centric therapies; and other statements that are not historical facts. These forward-looking statements are based on MannKind’s and

scPharmaceuticals’ current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to MannKind’s ability to complete the transaction on the proposed terms and schedule, or at all; whether the various conditions to the consummation of the transaction under the merger agreement will be satisfied or waived; whether stockholders of scPharmaceuticals tender sufficient shares in the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; risks related to MannKind’s ability to meet the conditions to draw down the funding from the Blackstone credit facility to fund the transaction; the outcome of legal proceedings that may be instituted against MannKind, scPharmaceuticals and/or others relating to the transaction and the risk that such legal proceedings may result in significant costs of defense, indemnification and liability; the failure (or delay) to receive the required regulatory approvals relating to the transaction; the possibility that competing offers will be made; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; the risk that MannKind will not be able to retain the employees of scPharmaceuticals following the closing of the transaction given the at-will nature of their employment; risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; risks associated with developing product candidates; risks and uncertainties related to unforeseen delays that may impact the timing of clinical trials and reporting data; risks related to future opportunities and plans for scPharmaceuticals and its products and product candidates, including uncertainty of the expected financial performance of scPharmaceuticals and its products and product candidates and the possibility that the milestone payments related to the contingent value right will never be achieved and that no milestone payment may be made; the possibility that if scPharmaceuticals does not achieve the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of MannKind’s shares could decline; as well as other risks related to MannKind’s and scPharmaceuticals’ businesses detailed from time-to-time under the caption “Risk Factors” and elsewhere in MannKind’s and scPharmaceuticals’ respective SEC filings and reports, including their respective Annual Reports on Form 10-K for the year ended December 31, 2024 and subsequent quarterly and current reports filed with the SEC. MannKind and scPharmaceuticals undertake no duty or obligation to update any forward-looking statements contained in this communication as a result of new information, future events or changes in their expectations, except as required by law.